October 28, 2004


This letter grants John R. Van Kirk Power of Attorney of continuing duration until 90 days following my termination as a Trustee of North European Oil Royalty Trust for the purposes of filing via the EDGAR System any Form 4 or 5 that is required. My signature below confirms this intent.


                                        /s/ Rosalie J. Wolf
                                        ---------------------------
                                            Rosalie J. Wolf